SHAW INDUSTRIES, INC.                 EXHIBIT 11

                       COMPUTATION OF PER SHARE EARNINGS

   FOR THE YEARS ENDED DECEMBER 31, 1994 JANUARY 1, 1994 AND DECEMBER 26 1992

                    (In Thousands, Except Share Data)

                                                                            1994          1993          1992
PRIMARY:
  Weighted average common shares outstanding                             141,432       142,946       129,742
  Additional shares assuming exercise of stock options                     1,051         1,977         2,680

  Average common shares outstanding, as adjusted                         142,483       144,923       132,422

  Net income                                                            $127,026      $117,636       $78,695

  Primary earnings per common share                                        $0.89         $0.81         $0.59



FULLY DILUTED:
  Weighted average common shares outstanding                             141,432       142,946       129,742
  Additional shares assuming exercise of stock options                     1,058         2,371         2,854

  Average common shares outstanding, as adjusted                         142,490       145,317       132,596

  Net income                                                            $127,026      $117,636       $78,695

  Fully diluted earnings per common share                                  $0.89         $0.81        $0.59



     Note: Adjusted for two-for-one stock splits effected in the form of a stock dividend in December, 1993 and March, 1992.


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